  As filed with the Securities and Exchange Commission on November 25, 1996

                                                     Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          STERLING BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)

                     TEXAS                                  74-2175590
        (State or other jurisdiction of                  (I.R.S. Employer
         incorporation or organization)                Identification No.)


    15000 NORTHWEST FREEWAY, HOUSTON, TEXAS                   77040
   (Address of Principal Executive Offices)                 (Zip Code)


                           STERLING BANCSHARES, INC.
               1995 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN
                                      AND
                   ADVISORY DIRECTOR COMPENSATION ARRANGEMENT
                            (Full title of the plan)

                                SETH A. MCMEANS
                            15000 NORTHWEST FREEWAY
                             HOUSTON, TEXAS  77040
                    (Name and address of agent for service)

                                 (713) 466-8300
         (Telephone number, including area code, of agent for service)

                                     -----

                                    Copy to:

                              SNELL & SMITH, P.C.
                           1000 LOUISIANA, SUITE 3650
                             HOUSTON, TEXAS  77002
                          ATTN:  PAUL E. PRYZANT, ESQ.

                        CALCULATION OF REGISTRATION FEE

================================================================================

                             AMOUNT              PROPOSED             PROPOSED MAXIMUM          AMOUNT OF
                              TO BE          MAXIMUM OFFERING        AGGREGATE OFFERING        REGISTRATION
 TITLE OF SECURITIES       REGISTERED        PRICE PER SHARE*               PRICE                  FEE*
-----------------------------------------------------------------------------------------------------------
 Common                      152,250              $16.00                 $2,436,000              $738.18
   Stock, $1.00              shares
   par value

 _____
 * Computed pursuant to Rule 457(h) based on the average of the high and low reported prices on November 21, 1996.
================================================================================

PROSPECTUS


                           STERLING BANCSHARES, INC.

                                 152,250 SHARES

                                  Common Stock
                                $1.00 par value

     This Prospectus relates to reoffers and resales of up to 152,250 shares (the "Shares") of the Common Stock, $1.00 par value ("Common Stock"), of Sterling Bancshares, Inc., a Texas corporation (the "Company"). The Shares are composed of (i) 18,900 shares of Common Stock previously acquired by certain present and former non-employee directors of the Company pursuant to the Company's 1995 Non-Employee Director Stock Compensation Plan (the "Director Plan"), (ii) up to 131,100 shares of Common Stock that may be acquired in the future by certain non-employee directors and an advisory director of the Company pursuant to the Director Plan, and (iii) 2,250 shares of Common Stock previously issued to an advisory director of the Company pursuant to a By-law provision to compensate advisory directors in the same manner as the directors of the Company. See "Selling Shareholders."

     Resales of the Shares may be made on the Nasdaq National Market (the "Nasdaq/NM"), in the over-the-counter market, or in private transactions, at market prices prevailing at the time of sale or at negotiated prices. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. Shares may be sold in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions to be computed in appropriate cases in accordance with the applicable rules of the National Association of Securities Dealers, Inc. (the "NASD"), which commissions may be at negotiated rates where permissible under such rules. See "Plan of Distribution."

     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of any Shares. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the selling shareholders) in connection with the registration of the Shares.

     The Common Stock is included in the Nasdaq Stock Market and is designated as a Nasdaq National Market security. On November 21, 1996, the closing price of the Common Stock on the Nasdaq/NM was $16.25. See "Price Range of Common Stock."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





               The date of this Prospectus is November 22, 1996.

                               TABLE OF CONTENTS


Section                                                                 Page
-------                                                                 ----
Available Information   . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Information by Reference   . . . . . . . . . .    3
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . .    4
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . .    7
Price Range of Common Stock . . . . . . . . . . . . . . . . . . . . . .   11
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . .   12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . .   14
Legal Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements, and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.

     The Company's Common Stock is included on the Nasdaq/NM and reports, proxy and information statements, and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1506.

     This Prospectus constitutes part of a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "1933 Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document as filed. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the offices of the Commission, and copies of such materials may be obtained therefrom at prescribed rates.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission under the 1934 Act are incorporated by reference in this Prospectus:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

          (3) The Company's Proxy Statement for its 1996 Annual Meeting of Shareholders dated March 20, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act subsequent to the date of filing of the Company's Annual Report on Form 10-K referred to above and prior to the termination of the offering of the Shares described herein shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which is also incorporated by reference, modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all information incorporated by reference in this Prospectus. Requests for such copies should be directed to Seth A. McMeans, Chief Financial Officer and Secretary, Sterling Bancshares, Inc., (i) if by telephone to (713) 466-8300 and (ii) if by mail to 15000 Northwest Freeway, Houston, Texas 77040.

                               PROSPECTUS SUMMARY

     The information in this summary is qualified in its entirety by reference to the information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.

                                  The Offering

Offered by Selling Shareholders   This Prospectus relates to the re-offer and
                                  resale of up to 152,250 shares of Common
                                  Stock composed of (i) 18,900 shares of
                                  Common Stock previously acquired by certain present and former non-employee directors of the Company pursuant to the Company's 1995
                                  Non-Employee Director Stock Compensation Plan
                                  (the "Director Plan"), (ii) up to 131,100 shares of Common Stock that may be acquired in the future by certain non-employee directors and an advisory director of the Company pursuant to the Director Plan, and
                                  (iii) 2,250 shares of Common Stock previously issued to an advisory director of the Company pursuant to a By-law provision to compensate advisory directors in the same manner as the directors of the Company. See "Selling
                                  Shareholders."

Nasdaq/NM Trading Symbol          SBIB

                                 THE COMPANY

GENERAL

     REFERENCE IS MADE TO THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995, AND THE COMPANY'S PROXY STATEMENT FOR THE 1996 ANNUAL MEETING OF SHAREHOLDERS FOR DETAILED INFORMATION REGARDING THE COMPANY'S BUSINESS, OPERATIONS, MANAGEMENT, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. THESE REPORTS AND OTHER DOCUMENTS ARE INCORPORATED HEREIN BY REFERENCE.

     Sterling Bancshares, Inc. (the "Company"), headquartered in Houston, Texas, is a bank holding company that provides commercial and retail banking services through the community banking offices of Sterling Bank, a commercial bank chartered in 1974 under the laws of the State of Texas (the "Bank"). The Company was incorporated under Texas law in 1980 and became the parent bank holding company of the Bank in 1981. The deposits of the Bank are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. At September 30, 1996, the Company had total assets of $726 million, deposits of $658 million, and shareholders' equity of $56 million.

     The Company's business strategy is generally known as a supercommunity bank strategy. Under this strategy, the Company provides a broad line of financial products and services to small and medium-sized businesses and consumers through full service community banking offices. Each banking office has senior management, with significant lending experience, who exercise substantial autonomy over credit and pricing decisions, subject to loan committee approval for larger loans. This decentralized management approach, coupled with continuity of service by the same staff members, enables the Bank to develop long-term customer relationships, maintain high quality service and respond quickly to customer needs. The Company believes that its emphasis on local relationship banking, together with a conservative approach to lending and resultant high asset quality, are important factors in the success and growth of the Bank.

          The Bank has twelve banking offices operating in the Greater Houston area. The Company's principal executive offices are located at 15000 Northwest Freeway, Suite 200, Houston, Texas 77040 and its telephone number is (713) 466- 8300.

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SBIB." The market capitalization of the Company at November 21, 1996 (based on a closing price of $16.25 on such date) was approximately $129 million.


     GROWTH STRATEGY AND NEW OFFICE OPENINGS OF THE BANK

     The Company's growth strategy has been concentrated on increasing its community banking presence in its existing markets, and expanding into new communities within the Greater Houston area in response to the expressed needs of these communities. The Company has grown through a combination of acquisitions and by opening new community banking offices. The Company intends to continue its growth by taking advantage of selected acquisition opportunities where available and consistent with its community banking philosophy.

     In September 1995, the Bank opened its eleventh banking office at 13386 Jones Road, Houston, Texas 77070 (the "Cypress Office"). In August 1996, the Bank opened its twelfth banking office at 2575 Kirby Drive, Houston, Texas 77008 (the "Upper Kirby Office"). The Bank has filed applications with the Texas Department of Banking and the Federal Deposit Insurance Corporation to open a new banking office at 2401 Fountainview, Houston, Texas 77057 (the "Fountainview Office") which is anticipated to open in December 1996. The Bank also has received permission from the Texas Department of Banking and the Federal Deposit Insurance Corporation to open a new banking office at 855 FM 1960 West, Houston, Texas 77090 (the "Cypress Station Office") which is anticipated to open in January 1997.

     The Bank's growth strategy is to establish new offices in areas which are serviced primarily by out-of-state branch banks, but do not have a community bank effectively serving the local market. The Bank believes that the market in such areas will be especially receptive to the Bank's more personal full service banking. Once an area is targeted for a new office, the Bank reviews whether the size of the potential business in the area will support the new office. The Bank also seeks to attract one or more senior banking officers already working in the area for other banks to run the new office. This helps to quickly integrate the new office into the local business community.

                                  RISK FACTORS

     PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS PRIOR TO MAKING AN INVESTMENT IN THE SHARES.

LOCAL ECONOMIC CONDITIONS; GEOGRAPHIC CONCENTRATION IN GREATER HOUSTON AREA

     All of the Bank's offices are located in the Greater Houston area so that the Bank's performance is susceptible to changes in the local Houston economy. The banking industry in Texas and Houston is affected by general economic conditions such as inflation, recession, unemployment and other factors beyond the Company's control. During the mid 1980's, severely depressed oil and gas prices materially and adversely affected the Texas and Houston economics, causing recession and unemployment in the region and resulting in excess vacancies in the Houston real estate market and elsewhere in Texas. Economic recession over a prolonged period or other economic dislocation in the Houston area could cause increases in non-performing assets, thereby resulting in additional net chargeoffs. Such chargeoffs, in turn, could cause operating losses, impair liquidity and erode capital. There can be no assurance that the Company will be able to withstand severe adverse changes in the Houston economy should they occur, or that general economic conditions in the national or local economics will continue to be favorable, and accordingly, the Company will remain subject to risks associated with prolonged declines in such economics.

GOVERNMENTAL REGULATION

     The Company and the Bank are subject to extensive governmental supervision and regulation, which is intended primarily for the protection of depositors. In addition, the Company and the Bank are subject to changes in federal and state law, as well as changes in regulations, governmental policies and accounting principles. The effects of any such potential changes cannot be predicted and could adversely affect the business and operations of the Company and the Bank.

DIVIDEND HISTORY

     The Company paid dividends on the Common Stock of the Company in the amount of $0.07 per share for the first three quarters of 1996, $0.0533 per share for each quarter of 1995 and $0.0444 per share for each quarter of 1994 (as adjusted for two 3-for-2 stock splits on February 10, 1995 and February 14, 1996). The Company intends to continue to pay dividends on the Common Stock on a quarterly basis, although there is no assurance that dividends will continue to be paid in the future. The Company's ability to pay dividends to its shareholders depends to a large extent upon the dividends that the Company receives from the Bank. Dividends paid by the Bank to the Company are subject to restrictions under various federal and state banking laws. In addition, both the Company and the Bank must maintain certain capital levels which may restrict the ability of the Bank to pay dividends to the Company, and for the Company to pay dividends to its shareholders.

CONCENTRATION OF OWNERSHIP

     The Company's directors and executive officers beneficially own approximately 27% of the Company's Common Stock. Accordingly, such persons have the ability to exert substantial influence over the Company and its affairs and business, which may include taking actions that may be inconsistent with the interests of non-affiliated shareholders.

COMPETITION

     The Bank is subject to vigorous competition in all aspects and areas of its business from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, credit unions and other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. The Bank also competes with nonfinancial institutions, including retail stores that maintain their own credit programs and governmental agencies that make available low cost or guaranteed loans to certain borrowers. The Bank competes in its market area with a number of much larger financial institutions with substantially greater resources, larger lending limits, larger branch systems, and a wider array of commercial banking services. The Bank has been able to compete effectively with other financial institutions by emphasizing customer service, including local office decision-making on loans, by establishing long term customer relationships and building customer loyalty, and by providing products and services designed to address the specific needs of its customers. There can be no assurances that the Bank will be able to compete effectively in the future with this strategy.


                                USE OF PROCEEDS

     This Prospectus relates to an aggregate of 152,250 shares of Common Stock that are being offered for the account of certain former and present non-employee directors and an advisory director of the Company. All proceeds from the sale of such shares will go to the selling shareholders.


                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of (i) 20,000,000 shares of Common Stock, $1.00 par value per share, of which 7,956,951 shares were issued and outstanding at November 15, 1996, and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value per share ("Preferred Stock"), issuable in series, 88,380 of which were outstanding at November 15, 1996. The terms of each series of Preferred Stock may be fixed by the Board of Directors of the Company within certain limits set by the Company's Articles of Incorporation.

     49,500 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"), $1.00 par value, are outstanding and are convertible into a maximum of 92,813 shares of Common Stock. 38,880 shares of Series B Convertible Preferred Stock ("Series B Preferred Stock"), $1.00 par value, are outstanding and are convertible into up to 48,600 shares of Common Stock. The Company is in the process of offering up to 150,000 shares of Series C Convertible Preferred Stock (which will be convertible into up to 187,500 shares of Common Stock) in connection with the opening of the Fountainview Office in December 1996. The Company also intends to offer up to 150,000 shares of Series D Convertible Preferred Stock (which will be convertible into up to 187,500 shares of Common Stock) in connection with the opening of the Cypress Station Office on or about January 1997. As of November 15, 1996, an additional 492,615 shares of Common Stock were issuable (without regard to vesting restrictions) upon exercise of the Company's outstanding employee stock options under the 1994 Stock Incentive Plan and the 1984 Stock Option Plan, and pursuant to outstanding subscriptions under the Company's 1994 Employee Stock Purchase Plan.

COMMON STOCK

     All outstanding shares of Common Stock are fully paid and nonassessable. There are no preemptive, conversion, subscription, redemption or repurchase rights associated with shares of Common Stock, except as exist under the 1994 Employee Stock Purchase Plan, the 1994 Stock Incentive Plan, and the 1984 Employee Stock Option Plan. Each holder of shares of Common Stock is entitled to one vote for each share held of record as to all matters upon which shareholders may vote. Holders of shares of Common Stock are not entitled to cumulative voting rights in the election of directors. Upon the dissolution of the Company, the holders of Common Stock would be entitled to participate ratably in the assets available for distribution after satisfaction of the claims of creditors of the Company and of holders of the Preferred Stock and any future series of Preferred Stock having a liquidation preference, to the extent of such preference.

     The holders of shares of the Common Stock are entitled to such dividends as the Board of Directors, in its discretion, may declare out of funds legally available therefor. Under the Texas Business Corporation Act, as amended (the "TBCA"), dividends may not be paid if, after the payment, the Company's total assets would be less than the sum of its total debts and stated capital, or if the Company would be unable to pay its debts as they become due in the usual course of its business. Payment of future dividends will be dependent upon, among other things, the Company's and the Bank's earnings and financial condition, and the general economic and regulatory climate.

     Funds for the payment of dividends by the Company are obtained from dividends received from the Bank. Certain restrictions exist regarding the ability of the Bank to pay dividends to the Company. Under federal law, a bank cannot pay a dividend if it will cause that bank to be "undercapitalized." The regulators of the Bank and the Company may administratively impose stricter limits on the ability of the Bank to pay dividends to the Company.

     The Bank is also subject to risk based capital rules which restrict its ability to pay dividends. The risk based capital rules set an explicit schedule for achieving minimum capital levels in relation to risk weighted assets. The Bank is required to meet a minimum ratio of total capital to risk weighted assets of 8.0%. As of September 30, 1996, the Bank was in compliance with all capital requirements.

     The transfer agent and registrar for the Common Stock is Society National Bank, c/o KeyCorp Shareholder Services, Inc., 700 Louisiana, Suite 2620, Houston, Texas 77002.

PREFERRED STOCK

     The Company is authorized to issue 1,000,000 shares of Preferred Stock, 49,500 of which have been issued as Series A Preferred Stock and 38,880 of which have been issued as Series B Preferred Stock. In addition to the Series A Preferred Stock and Series B Preferred Stock, the Board of Directors of the Company has approved the establishment of two additional series consisting of 150,000 shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock") and 150,000 shares of Series D Convertible Preferred Stock (the "Series D Preferred Stock").

     SERIES A PREFERRED STOCK. In conjunction with the opening of the Cypress Office of the Bank, the Company solicited subscriptions for Series A Preferred Stock in July 1995. 49,500 shares of Series A Preferred Stock were issued on October 20, 1995, which are convertible into a maximum of 92,813 shares of Common Stock depending on the performance of the Cypress office in meeting certain performance goals.

     Each share of Series A Preferred Stock will be automatically converted into 1.5 shares of Common Stock on the third anniversary of the opening date of the Cypress Office; provided, however, that: (i) if the Cypress Office meets its deposit goal prior to the second anniversary of its opening date, each share of Series A Preferred Stock automatically will be converted into 1.875 shares of Common Stock at such date; and (ii) if the Cypress Office meets its deposit goal prior to the third anniversary of its opening date, each share of Series A Preferred Stock automatically will be converted into 1.65 shares of Common Stock at such date.

     Holders of Series A Preferred Stock do not have any optional rights to convert the shares of Series A Preferred Stock into Common Stock prior to the automatic conversion dates set forth above. Adjustments to the conversion ratios will be made in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Series A Preferred Stock does not pay any dividends. Prior to the conversion into Common Stock, each share of Series A Preferred Stock will have a liquidation preference equal to $13.04 per share of Series A Preferred Stock, prior to any distribution to holders of Common Stock, subject to certain anti-dilution adjustments. The Series A Preferred Stock will rank equally to the Series A Preferred Stock, and any other future series of Preferred Stock, in payment of any liquidation preference, but shall rank prior to the holders of Common Stock. Series A Preferred Stock will have no voting rights other than as required by law.

     At the Company's option, the Company may redeem the Series A Preferred Stock for an amount in cash equal to $13.04; provided, however, that the holders of the Series A Preferred Stock shall be entitled to not less than 30 days prior notice of such redemption and shall have the opportunity, prior to such redemption, to convert each share of Series A Preferred Stock into 1.875 shares of Common Stock.

     SERIES B PREFERRED STOCK. In connection with the opening of the Bank's new Upper Kirby Office, the Company solicited subscriptions for Series B Preferred Stock in May 1996. 38,880 shares of Series B Preferred Stock have been issued, which are convertible into a maximum of 48,600 shares of Common Stock depending upon the performance of the Upper Kirby Office in meeting certain performance goals. The purchase price (the "Purchase Price") for the Series B Preferred Stock was $14.79 per share. The Purchase Price was set at 98% of the average of the closing prices of the Common Stock on the Nasdaq National Market for the 15 trading days immediately prior to May 1, 1996.

     Each share of Series B Preferred Stock will be automatically converted into one share of Common Stock on the third anniversary of the opening date of the Upper Kirby Office; provided, however, that: (i) if the Upper Kirby Office meets its deposit goal of $25,000,000 prior to the second anniversary of its opening date, each share of Series B Preferred Stock automatically will be converted into 1.25 shares of Common Stock at such date; and (ii) if the Upper Kirby Office meets its deposit goal of $25,000,000 prior to the third anniversary of its opening date, each share of Series B Preferred Stock automatically will be converted into 1.1 shares of Common Stock at such date. The deposit goal is met when the average monthly deposits credited to the Upper Kirby Office for any three consecutive months exceeds $25,000,000. The calculation of deposits, however, excludes large Certificates of Deposit (meaning those of $100,000 or more) to the extent they exceed 10% of the total deposits.

     Holders of Series B Preferred Stock do not have any optional rights to convert the shares of Series B Preferred Stock into Common Stock prior to the automatic conversion dates set forth above. Adjustments to the conversion ratios will be made in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

     The Series B Preferred Stock does not pay any dividends. Prior to the conversion into Common Stock, each share of Series B Preferred Stock will have a liquidation preference equal to the Purchase Price per share of Series B Preferred Stock, prior to any distribution to holders of Common Stock, subject to certain anti-dilution adjustments. The Series B Preferred Stock will rank equally to the Series A Preferred Stock, and any other future series of Preferred Stock, in payment of any liquidation preference, but shall rank prior to the holders of Common Stock. The Series B Preferred Stock will have no voting rights other than as required by law.

     At the Company's option, the Company may redeem the Series B Preferred Stock for an amount in cash equal to the purchase price of $14.79 per share; provided, however, that the holders of the Series B Preferred Stock shall be entitled to not less than 30 days prior notice of such redemption and shall have the opportunity, prior to such redemption, to convert each share of Series B Preferred Stock into 1.25 shares of Common Stock.

     SERIES C PREFERRED STOCK. The Company is in the process of offering up to 150,000 shares of Series C Convertible Preferred Stock (which will be convertible into up to 187,500 shares of Common Stock) in connection with the opening of the Bank's new Fountainview Office in December 1996. The relative rights and preferences of the Series C Preferred Stock will be the same as the Series B Preferred Stock except that the purchase price of the Series C Preferred Stock will be set at 98% of the average of the closing prices of the Common Stock on the NASDAQ National Market for the 15 trading days immediately prior to the 90th day of the initial offering period for such offering, and the conversion rights applicable to the Series C Preferred Stock will be tied to deposits received at the Fountainview Office.

     SERIES D PREFERRED STOCK. The Company intends to offer up to 150,000 shares of Series D Convertible Preferred Stock (which will be convertible into up to 187,500 shares of Common Stock) in connection with the opening of the Bank's new Cypress Station Office in January 1997. The relative rights and preferences of the Series D Preferred Stock will be the same as the Series B Preferred Stock except that the purchase price of the Series D Preferred Stock will be set at 98% of the average of the closing prices of the Common Stock on the NASDAQ National Market for the 15 trading days immediately prior to the 90th day of the initial offering period for such offering, and the conversion rights applicable to the Series D Preferred Stock will be tied to deposits received at the Cypress Station Office.

     FUTURE ISSUANCES OF PREFERRED STOCK. Subsequent to the offering of Series B and C Preferred Stock, up to an additional 611,620 shares of Preferred Stock (or other securities convertible in whole or in part into Preferred Stock) will be available for issuance from time to time for various purposes as determined by the Company's Board of Directors, including, without limitation, making future acquisitions, raising additional equity capital and financings. If less than 150,000 shares of either Series C or Series D Preferred Stock are sold, the unsold number of shares of Preferred Stock also will be available for
future issuances of Preferred Stock.   Subject to certain limits set by its
Articles of Incorporation, the Preferred Stock (or such convertible securities) may be issued on such terms and conditions, at such times and in such situations as the Board of Directors, in its discretion, determines to be appropriate, without any further approval or action by the shareholders (unless otherwise required by laws, rules, regulations or agreements applicable to the Company).

     Except as otherwise limited by the Articles of Incorporation of the Company or applicable laws, rules or regulations, the Board of Directors has the sole authority to determine the relative rights and preferences of the Preferred Stock and any series thereof without shareholder approval. The Company's Articles of Incorporation require all shares of Preferred Stock to be identical, except as to the following characteristics, which may vary between different series of Preferred Stock:

     (i)      dividend rate;

    (ii) redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

   (iii) the amount payable upon shares in the event of voluntary or involuntary liquidation;

    (iv)      sinking fund provisions for the redemption or purchase of shares;

     (v) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

    (vi)      voting rights.

         All shares of Preferred Stock are entitled to receive cumulative preferential dividends in cash, at the rate fixed for each series of Preferred Stock, on a parity with each other series of Preferred Stock, and prior to the declaration or payment of any cash dividends on the Company's Common Stock or any other class of stock ranking junior to the Preferred Stock unless (i) all dividends on each series of Preferred Stock for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and (ii) there shall exist no default in respect of any sinking fund for the redemption or purchase of shares of Preferred Stock of any series unless such default shall have been waived by the holders of at least a majority of the then issued and outstanding shares of Preferred Stock of such series by vote at a meeting called for such purpose or by written waiver. There are no dividends payable, however, on the shares of Series A, B, C or D Convertible Preferred Stock. In the event of the liquidation, dissolution or winding up of the affairs of the Company, prior to any distribution or payment to the holders of the Company's Common Stock or any other class of stock of the Company ranking junior to the Preferred Stock, holders of the Preferred Stock shall be entitled to be paid in full the amount fixed for each such series of Preferred Stock plus all accrued and unpaid dividends thereon to the date of payment. The sale, lease or conveyance of all or substantially all of the Company's assets shall be deemed to be a liquidation, dissolution or winding up of the Company for this purpose.

         The bylaws of the NASD governing the Nasdaq National Market, on which the Company's Common Stock is quoted, require issuers to obtain shareholder approval for the issuance of securities in the following general situations:
(i) in connection with the acquisition of certain stock or assets, including another business, from a director, officer or substantial shareholder, or from an entity in which one of such persons has a substantial direct or indirect interest, and the stock issuable in such transaction could result in an increase in the number of shares or voting power of the outstanding shares by 5% or more, (ii) in a transaction or a series of transactions (except for a public offering of Common Stock for cash) that would result in an increase in the number of shares or voting power of the outstanding shares by 20% or more,
(iii) where the issuance of Common Stock would result in a change of control of the Company, or (iv) in connection with a stock option or purchase plan under which stock may be acquired by the officers or directors of the Company. Accordingly, the future issuance of a series of Preferred Stock convertible into the Company's Common Stock may require shareholder approval under those rules.

         Under Article 4.03 of the TBCA, the holders of the outstanding shares of a series of Preferred Stock are entitled to vote as a class upon certain amendments, whether or not entitled to vote thereon by the provisions of the Articles of Incorporation, if the amendment would affect the Preferred Stock or a series of Preferred Stock. Such amendments would include changing the par value of a class, effecting an exchange, reclassification or cancellation of all or part of the shares of such series or class, or changing the designations, preferences, limitations or relative rights of the shares of such class or series.


                          PRICE RANGE OF COMMON STOCK

         The following table sets forth the high and low stock prices as quoted on the Nasdaq National Market per share of the Company's Common Stock and the dividends paid thereon. The prices and dividends have been adjusted to reflect two three-for-two stock splits (effected as 50% stock dividends) to shareholders of record on January 27, 1995 and February 2, 1996, respectively.



 1994                           High              Low          Dividend
 ----                           ----              ---          --------
 First quarter                 $8.11            $6.89           $0.045

 Second quarter                 7.78             7.00            0.045

 Third quarter                  8.00             7.33            0.045

 Fourth quarter                 8.00             7.00            0.045


 1995
 ----
 First  quarter                $9.17            $7.55           $0.053

 Second quarter                 9.00             7.83            0.053

 Third quarter                 12.00             8.67            0.053

 Fourth quarter                12.17            11.00            0.053

 1996                          High              Low           Dividend
 ----                          ----              ---           --------
 First quarter                $14.00           $11.25           $0.07

 Second quarter                15.50            12.75            0.07

 Third quarter                 15.25            13.75            0.07

         The Company presently intends to pay a dividend at the rate of $0.07 per share in the fourth quarter of 1996. As of March 11, 1996, there were 504 shareholders of record of the Common Stock.


                              SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of:

         (i) 18,900 shares of Common Stock acquired pursuant to the Director Plan by John H. Buck, George D. Francklow, Jr., Walter P. Gibbs, Jr., Bruce J. Harper, James C. Hassell, Glenn
                 H. Johnson, James J. Kearney, C. Frank Kurtin, Russell I. Orr, Wayne C. Owen, Christian A. Rasch, Ulrich Rasch, Steven
                 F. Retzloff and Raimundo Riojas (each of whom is a non-employee director of the Company and may be considered to be an affiliate of the Company pursuant to Rule 405 of the Commission, other than James C. Hassell and Ulrich Rasch, who are former non-employee directors of the Company);

         (ii) up to 131,100 shares of Common Stock that may be acquired in the future under the Director Plan by the persons named above (other than James C. Hassell and Ulrich Rasch) and by Thomas
                 B. McDade, an advisory director who became eligible to participate in the Director Plan in September 1996; and

         (iii) 2,250 shares of Common Stock acquired by Thomas B. McDade, an advisory director of the Company, pursuant to a By-law provision to compensate advisory directors in the same manner as the directors of the Company.

In October 1996, the Board of Directors of the Company amended the Director Plan to allow advisory directors to participate in the Director Plan on the same basis as non-employee directors.

         As of November 15, 1996, the persons listed above have been granted the following shares under the Director Plan and beneficially owned the following shares of Common Stock:

                                           1995         1996            Shares
                                          Stock        Stock         Beneficially
    Name                                  Awards       Awards           Owned
    ----                                  ------       ------           -----
John H. Buck  . . . . . . . . . . .          0         1,125            1,125

George D. Francklow, Jr.  . . . . .      1,125         1,125          189,634 (1)

Walter P. Gibbs, Jr.  . . . . . . .          0         1,125          149,225 (2)

Bruce J. Harper . . . . . . . . . .          0         1,125            1,125

James C. Hassell  . . . . . . . . .      1,125             0           26,208

Glenn H. Johnson  . . . . . . . . .      1,125         1,125           88,650 (3)

James J. Kearney  . . . . . . . . .      1,125         1,125            7,875

C. Frank Kurtin . . . . . . . . . .          0           450           49,069 (4)

Russell I. Orr  . . . . . . . . . .      1,125         1,125           18,450

Wayne C. Owen . . . . . . . . . . .      1,125         1,125           79,579 (5)

Christian A. Rasch  . . . . . . . .          0           450          372,450 (6)

Ulrich Rasch  . . . . . . . . . . .        450             0          372,450 (6)

Steven F. Retzloff  . . . . . . . .      1,125         1,125          507,080 (7)

Raimundo Riojas . . . . . . . . . .        450           450          102,393 (8)

Thomas B. McDade  . . . . . . . . .      1,125         1,125            2,250
-------------------





____________________

  1 Includes 3,937 shares owned by Mr. Francklow s spouse, and 55,530 shares held in the Estate of Mary Ann Francklow, deceased spouse of Mr. Francklow.

  2    Includes 40,915 shares owned of record by Mr. Gibb's spouse.

  3 Includes 13,500 shares owned of record by the Elliott A. Johnson-Grandchildren Trust, Glenn H. Johnson, Trustee; 13,500 shares owned of record by the Katherine M. Johnson Marital Trust, Glenn H. Johnson, Trustee; and 54,000 shares owned of record by Katherine M. Johnson, Mr. Johnson s mother, and managed by Mr. Johnson under a power of attorney.

  4    Includes 117 shares owned by Mr. Kurtin s spouse.

  5    Includes 562 shares owned by Mr. Owens  spouse.

  6 Includes 372,000 shares owned of record by Sucsova Investments Corp., a company owned by Christian A. Rasch and Ulrich Rasch and other members of their family.

  7 Includes 503,818 shares owned of record by Retzloff Industries, Inc. of which Steven F. Retzloff is the controlling shareholder, President and CEO.

  8 Includes 101,493 shares owned of record by Kiffas Investment Company, which is principally owned and controlled by Mr. Riojas.

                              PLAN OF DISTRIBUTION

    Resales of the shares by the selling shareholders may be made on the Nasdaq National Market, in the over-the-counter market or in private transactions.
The shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The selling shareholders may sell some or all of the shares in transactions involving broker-dealers who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the selling shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser), such commissions computed in appropriate cases in accordance with the applicable rules of the NASD, which commissions may be at negotiated rates where permissible under such rules. Participating broker-dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholder or pledgees. Any such sales may be by block trade.

    In addition or alternatively, shares may be sold by the selling shareholders, and/or by or through other broker- dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the NASD, and in connection therewith commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on the NASD, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchasers of such shares.

    Upon the Company being notified by a selling shareholder that a particular offer to sell the shares is made, a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(c) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including the number of shares involved, and any brokers, dealers, agents or member firm involved, any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the selling shareholder, that such broker- dealers did not conduct any investigation to verify the information set out in this Prospectus; and other facts material to the transaction.

    Shares may be sold directly by a selling shareholder or through agents designated by the selling shareholder from time to time. Any agent involved in the offer or sale of the shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the selling shareholder to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    The selling shareholders and any brokers, dealers, agents, member firm or others that participate with the selling shareholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.

    The selling shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation Rules 10b-2, 10b-6, and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the selling shareholder. All of the foregoing may affect the marketability of the Common Stock.

    The Company will pay substantially all the expenses incident to this offering of the Common Stock by the selling shareholders to the public, other than commissions and discounts of underwriters, dealers or agents.

    In order to comply with certain states' securities laws, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.


                                 LEGAL MATTERS

    Certain legal matters in connection with the Shares have been passed upon for the Company by Snell & Smith, P.C., Houston, Texas.


                                    EXPERTS

    The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

--------------------------------------------------------------------------------

No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

--------------------------------------------------------------------------------





                                 152,250 SHARES



                              STERLING BANCSHARES,
                                      INC.



                                  COMMON STOCK





                                   PROSPECTUS

                               -----------------





                         ---------------------------

                              November 22, 1996

                                     PART I

                  INFORMATION REQUIRED IN THE 10(a) PROSPECTUS


Item 1.  Plan Information.*

Item 2.  Registrant Information and Employee Plan Annual Information.*

* The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act").


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents, and all documents subsequently filed by Sterling Bancshares, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be deemed to be a part hereof from the date of the filing of such documents:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

         (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996; and

         (c) "Item 1. Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A (File No. 0-20750), as amended, describing the Company's Common Stock.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         Article Eight of the Articles of Incorporation of the Company provides as follows:

                        ARTICLE EIGHT:  INDEMNIFICATION

         Section 8.1. The Corporation, by action of its Board of Directors, may indemnify any director or officer of the Corporation, and any person who may have served at the request of the Corporation as a director or officer of another corporation in which it owns shares or of which it is a creditor, against any costs and expenses, including counsel fees, actually and necessarily incurred (or reasonably expected to be incurred) in connection with the defense of any civil, criminal, administrative or other claim, action, suit or proceeding (whether by or in the right of the Corporation or otherwise) in which he may become involved or with which he may be threatened, by reason of his being or having been such a director or officer, and against any payments in settlement of any such claim, action, suit or proceeding or in satisfaction of any related judgment, fine or penalty, provided that the Board of Directors shall, in the exercise of its business judgment, determine that such indemnification is in the best interests of the Corporation.

         Section 8.2. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create any presumptions that the person to be indemnified did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and in respect of any criminal action or proceeding, did not reasonably believe that his conduct was lawful.

         Section 8.3. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case on receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation.

         Section 8.4. The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any director, officer or other person may be entitled under any other bylaw, agreement, vote of shareholders or disinterested directors, as a matter of law or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. No person shall be entitled to indemnification pursuant to this Article 8 in relation to any matter as to which indemnification shall not be permitted by law.

         Art. 2.02-1 of the Texas Business Corporation Act provides:

         1) A corporation may indemnify any officer or director from and against any judgments, penalties, fines, settlements, and reasonable expenses actually incurred by him in an action, suit, investigation or other proceeding to which he is, was, or is threatened to be a party; provided that it is determined by the Board of Directors, a committee thereof, special legal counsel, or a majority of the stockholders that such officer or director: (a) conducted himself in good faith; (b) (i) in the case of his conduct as a director of the corporation, reasonably believed that his conduct was in the best interest of the corporation or (ii) in all other cases, that his conduct was at least not opposed to the corporation's interest; and (c) in a criminal case, had no reasonable cause to believe his conduct was unlawful. Such indemnity is limited to the reasonable expenses actually incurred in matters as to which the officer or director is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by him. No indemnification is permitted with respect to any proceeding in which the officer or director is found liable for willful or intentional misconduct in the performance of his duty to the corporation.

         2) A corporation shall indemnify an officer or director against reasonable expenses incurred by him in connection with an action, suit, investigation, or other proceeding to which he is, was, or was threatened to be a party if he has been wholly successful in its defense.

         3) A corporation may advance an officer or director the reasonable costs of defending an action, suit, investigation or other proceeding in certain cases.

         4) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

         Article 13 of the Company's Bylaws provides generally that officers and directors of the Company shall have no liability by reason of being an officer or director if they act in good faith. The Company will indemnify officers and directors against the expenses of defending certain suits if the officer or director acted in good faith and in a manner such officer or director reasonably believed to be in the best interests of the Company, provided that such suits do not result in certain adverse rulings against such persons. The Company may purchase insurance against liability for its officers and directors.

         The Company has purchased a directors and officers liability and corporation reimbursement policy in the amount of $5,000,000, which, subject to certain exceptions, protects the officers and directors of the Company against liabilities arising from any claim for breach of duty, neglect, error, misstatement, misleading statement, omission or other act attempted, committed or allegedly committed by reason of the director or officer acting in such capacity.

Item 7.  Exemption from Registration Claimed.

         18,900 shares of Common Stock were issued to non-employee directors of the Company in 1995 and 1996 pursuant to the provisions of the 1995 Non-Employee Director Stock Compensation Plan. An additional 2,250 shares of Common Stock were issued to an advisory director in 1995 and 1996 as compensation for his services pursuant to a By-law provision stating that advisory directors will be compensated in the same manner as the non-employee directors. All of such shares of Common Stock were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 8.  Exhibits

         Exhibit Number and Description

         (4) Instruments defining the rights of security holders, including indentures

                 4.1 Articles of Incorporation and amendments thereto of the Company [Incorporated by reference to Exhibits
                          4.1 to 4.6 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996].

                 4.2      By-Laws and amendments thereto of the Company.

                 4.3 The Company's 1995 Non-Employee Director Stock Compensation Plan, as amended.

         (5)     Opinion re legality

                 5.1      Opinion of Snell & Smith, A Professional Corporation.

        (23)     Consents of experts and counsel

                 23.1 Consent of Snell & Smith, A Professional Corporation (included in its opinion filed as Exhibit 5.1).

                 23.2     Consent of Deloitte & Touche LLP.

        (24)     Power of attorney (included on the signature page hereof)

Item 9.  Undertakings.

         The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 22, 1996.


                                         STERLING BANCSHARES, INC.


                                         By:  /S/  Seth A. McMeans
                                              ---------------------------

                                              SETH A. McMEANS, Chief
                                              Financial Officer and
                                              Secretary

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoint Mark T. Giles and Seth A. McMeans, or each of them (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and to perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on November 22, 1996.

          SIGNATURE                         TITLE
          ---------                         -----
 \s\ George Martinez        Chairman and Director (Principal Executive
 -------------------        Officer)
 George Martinez

 \s\ Mark T. Giles          President and Director
 -----------------
 Mark T. Giles

 \s\ C. P. Bryan, Jr.       Executive Vice President and Director
 --------------------
 C. P. Bryan, Jr.

 \s\ Seth A. McMeans        Secretary and Chief Financial Officer
 -------------------        (Principal Financial and Accounting Officer)
 Seth A. McMeans

 \s\ John H. Buck           Director
 ----------------
 John H. Buck

 \s\ George D. Francklow    Director
 -----------------------
 George D. Francklow

 \s\ Walter P. Gibbs, Jr.   Director
 ------------------------
 Walter P. Gibbs, Jr.

 \s\ Bruce J. Harper        Director
 -------------------
 Bruce J. Harper

 \s\ Glenn H. Johnson       Director
 --------------------
 Glenn H. Johnson

 \s\ James J. Kearney       Director
 --------------------
 James J. Kearney

 \s\ C. Frank Kurtin        Director
 -------------------
 C. Frank Kurtin

 \s\ Russell I. Orr         Director
 ------------------
 Russell I. Orr

 \s\ Wayne C. Owen          Director
 -----------------
 Wayne C. Owen

 \s\ Christian A. Rasch     Director
 ----------------------
 Christian A. Rasch

 \s\ Steven F. Retzloff     Director
 ----------------------
 Steven F. Retzloff

 \s\ Raimundo Riojas        Director
 -------------------
 Raimundo Riojas

                                EXHIBITS INDEX

EXHIBIT
NUMBER          DESCRIPTION
-------         -----------

 4.2    By-Laws and amendments thereto of the Company.

 4.3 The Company's 1995 Non-Employee Director Stock Compensation Plan, as amended.

 5.1    Opinion of Snell & Smith, A Professional Corporation.

23.2    Consent of Deloitte & Touche LLP.